ASSIGNMENT AGREEMENT

THIS AGREEMENT dated for reference July 20, 1999, is BETWEEN WET COAST CAPITAL CORPORATION, a British Columbia company, of Suite 420, 1090 West Pender Street, Vancouver, British Columbia, V6E 2N7, and fax (604)682-6509 ("Wet Coast"); AND QUILCHENA RESOURCES, INC., a Nevada company, of Suite 1000, 355 Burrard Street, Vancouver, B.C., V6C 2G8, and fax (604)687-0554 ("Quilchena").

WET COAST has an option (the "Option") to purchase an undivided 100% interest in the Hi-Ho 1-10 Mining Claims, New Westminster Mining Division, 121(degrees), 36' West Longitude and 49(degrees), 23', 30" North Latitude, British Columbia, Canada (the "Property") by an agreement dated July 20, 1999, attached as Schedule A to this agreement (the "Option Agreement") and has agreed to assign its entire interest in the Option Agreement to Quilchena; so IN CONSIDERATION of the recitals and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.   The definitions in the recitals are part of this agreement.

2.   This agreement is effective on July 20, 1999 (the "Effective Date").

3. Wet Coast irrevocably assigns its entire interest in the Option Agreement to Quilchena as of the Effective Date for US$10,000 (the "Price").

4. Wet Coast represents and warrants that it may assign the Option Agreement and that it has granted no other party any right to acquire any of its interest in the Option Agreement.

5. Wet Coast represents and warrants that it has made the CDN$7,500 option payment referred to in paragraph 3(b) of the Option Agreement.

6. Quilchena acknowledges that in order to exercise the Option, it is required to finance the work program on the Property referred to in paragraph 3(a) of the Option Agreement.

7. Quilchena acknowledges that this agreement was prepared by Jeffs & Company, Law Corporation, on behalf of and solely for Wet Coast, and that it may contain terms and conditions onerous to Quilchena. Quilchena expressly acknowledges that Wet Coast has given Quilchena adequate time to review this agreement and to seek and obtain independent legal advice, and represents to Wet Coast that it has in fact sought and obtained independent legal advice and is satisfied with all of the terms and conditions of this agreement.

8. This agreement contains the entire agreement between the parties and supersedes all earlier representations, understandings and agreements, whether written or oral, express or implied, that might have lead to the parties making this agreement.

9. The parties will sign any document and do anything within their power that is necessary to implement the terms of this agreement.

10. Time is of the essence of this agreement and of any amendments to this agreement unless it is expressly waived in the amendment.

11. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

12. This agreement enures to the benefit of and is binding on the parties and their respective successors and permitted assigns.

13. This agreement may be executed in any number of separate counterparts and may be delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES' SIGNATURES below are evidence of their agreement.

WET COAST CAPITAL CORPORATION

Per:

/S/       "RICK JEFFS"
----------------------------------
       Authorized Signatory

QUILCHENA RESOURCES, INC.

Per:

/S/       "DEREK HERMAN"
----------------------------------
        Authorized Signatory